Exhibit 5.1
May 12, 2020
Axonics Modulation Technologies, Inc.
26 Technology Drive
Irvine, California 92618
Ladies and Gentlemen:
We have acted as counsel to Axonics Modulation Technologies, Inc., a Delaware corporation (the “Company”), in connection with the proposed offering and sale by the Company of up to 4,600,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”) (which includes up to 600,000 shares that are subject to the underwriters’ option to purchase additional shares to cover over-allotments, if any) (the “Shares”), pursuant to the Registration Statement on Form S-3 (No. 333-238064) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 7, 2020, which became automatically effective upon filing, the related base prospectus dated May 7, 2020 (the “Base Prospectus”), and the prospectus supplement dated May 7, 2020 (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
You have requested our opinion as to the matters set forth below in connection with the Registration Statement, the Prospectus and the offering of the Shares thereunder. For purposes of rendering these opinions, we have examined: (i) the Registration Statement; (ii) the Prospectus; (iii) the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company; and (iv) the records of corporate actions of the Company relating to the Registration Statement, the Prospectus and matters in connection therewith. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company. In rendering our opinions, we have also made assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
Our opinions set forth below are limited to the Delaware General Corporation Law.
Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K and to the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Yours truly,
/s/ K&L Gates LLP
K&L Gates LLP